EXHIBIT 99.1

Tuesday, October 27, 2020

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Record Third Quarter Net Income

West Point, Va., October 27, 2020—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record consolidated net income of $6.9 million, or $1.86 per share, for the third quarter of 2020, compared to $4.9 million, or $1.42 per share, for the third quarter of 2019.  The Corporation reported consolidated net income of $14.3 million for the first nine months of 2020, or $3.87 per share, compared with $14.5 million, or $4.19 per share, for the first nine months of 2019. Annualized returns on average equity (ROE) for the third quarter and first nine months of 2020 were 15.47 percent and 10.73 percent, respectively, compared to 12.28 percent and 12.45 percent in the same periods in 2019.  Annualized returns on average assets (ROA) for the third quarter and first nine months of 2020 were 1.39 percent and 0.99 percent, respectively, compared to 1.25 percent for each of the same periods in 2019.

Consolidated net income for the third quarter and first nine months of 2020 and 2019 were affected by certain items that management does not expect to have an ongoing impact on consolidated net income, including merger related expenses, impairment charges related to branch consolidation, and provisions of the CARES Act, enacted in 2020, which provided income tax benefits in 2020 related to prior tax years.  Excluding the effects of these items, adjusted net income for the third quarter of 2020 was $6.9 million, or $1.85 per share, compared to $5.3 million, or $1.54 per share, for the third quarter of 2019.  Adjusted net income for the first nine months of 2020 was $15.3 million, or $4.15 per share, compared to $14.9 million, or $4.30 per share, for the first nine months of 2019.  Adjusted ROE and adjusted ROA, on an annualized basis were 15.42 percent and 1.38 percent, respectively, for the third quarter of 2020, compared to 13.26 percent and 1.35 percent, respectively, for the third quarter of 2019.  Adjusted ROE and adjusted ROA, on an annualized basis, were 11.50 percent and 1.06 percent, respectively, for the first nine months of 2020, compared to 12.78 percent and 1.29 percent, respectively, for the first nine months of 2019. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Key highlights for the third quarter and first nine months of 2020 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise stated.

●	Total consolidated assets grew to over $2.0 billion as of September 30, 2020;
●	Consolidated provisions for loan losses included reserves based on qualitative adjustments related to the COVID-19 pandemic and resulting economic disruption. These reserves totaled approximately $2.5 million and $8.0 million for the third quarter and first nine months of 2020, respectively;
●	Consolidated annualized net interest margin for the third quarter of 2020 was 4.54 percent, compared to 4.61 percent for the second quarter of 2020 and 5.50 percent for the third quarter of 2019. The decrease compared to the second quarter of 2020 was due primarily to lower average loan yield, partially offset by growth in average loans held for sale ($71.9 million) and average loans at the community banking segment ($20.6 million) and lower average costs of deposits;
●	Average loans outstanding at the community banking segment increased 7.6 percent for the third quarter excluding the effects of acquired loans and loans originated under the Paycheck Protection Program;
●	The community banking segment opened two new financial centers in Charlottesville and Downtown Richmond in the third quarter, and consolidated its former main office in West Point, VA into a nearby branch, effective October 16, 2020;
●	Mortgage banking segment gains on sales of loans increased 202.8 percent for the third quarter and 116.8 percent for the first nine months as originations of mortgage loans reached record highs and margins increased;

●	The consumer finance segment’s annualized net charge-off ratio fell to 1.56 percent for the first nine months of 2020 from 2.91 percent;
●	The consumer finance segment’s average loan yield declined due to growth in higher quality, lower-yielding loans, including marine and recreational vehicle loans; and
●	The Corporation issued new subordinated notes with aggregate principal of $20.0 million on September 29, 2020.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “Historically low interest rates have contributed to higher volume at the mortgage banking segment, setting a record for C&F Mortgage in the third quarter, and resulting in the highest consolidated net income for any quarter in the Corporation’s history.  The community banking segment and consumer finance segment continued to record additional provision for loan losses related to the COVID-19 pandemic in the third quarter.  While we cannot be sure of the amount of loan losses that may occur as a result of the pandemic, we continue to believe we are well positioned with substantial capital and liquidity to continue to support the needs of our customers.  During the third quarter, we reopened our branch lobbies to resume normal business hours, and we opened two new financial centers in Charlottesville and Richmond that offer the full range of services of our diversified lines of business.  We also completed the issuance of $20 million of subordinated debt, which we believe will help to ensure that we remain well positioned for future growth opportunities.”

Community Banking Segment.  C&F Bank, which comprises the community banking segment, reported net income of $1.1 million for the third quarter of 2020, compared to net income of $2.4 million for the third quarter of 2019.  For the first nine months of 2020, C&F Bank reported net income of $1.8 million, compared to $7.8 million for the first nine months of 2019.

The decrease in community banking segment net income for the third quarter and first nine months of 2020, compared to the same periods in 2019, was due primarily to (1) higher provision for loan losses, as the COVID-19 pandemic continues to have a disruptive economic impact in the markets that C&F Bank serves, even as many businesses have reopened, (2) higher operating expenses, including assuming certain operating costs of Peoples Bankshares, Incorporated (Peoples), which was acquired by the Corporation on January 1, 2020, and investing in technology infrastructure to support continued growth; (3) lower yields on loans, securities, and interest-earning deposits with other banks; (4) higher average balances on interest-bearing deposit accounts; (5) lower service charges on deposit accounts and (6) higher expense associated with the FDIC insurance assessment, as credits available to banks with less than $10 billion in consolidated assets were used to offset assessment expense for portions of 2019 and 2020 and were fully utilized by the first quarter of 2020.  These factors were partially offset by (1) higher average loans outstanding, which contributed to higher interest income for the third quarter and first nine months of 2020 compared to the same periods in 2019, (2) higher non-interest income from debit card interchange fees and (3) income tax benefits in the third quarter and first nine months of 2020 of $23,000 and $326,000, respectively, related to prior tax years of Peoples as a result of the CARES Act. For the third quarter of 2020, compared to the third quarter of 2019, these factors were partially offset by lower merger related expenses.  For the first nine months of 2020, compared to the same period in 2019, the decrease in community banking segment net income was also due in part to (1) higher merger related expenses and (2) a write-down of assets ($281,000) in connection with the consolidation of the Bank’s former main office in West Point, VA into a nearby branch office and the donation of the building to the Town of West Point, which was completed in October 2020.

Average loans increased $243.7 million, or 31.3 percent, for the third quarter of 2020 and $206.5 million, or 26.7 percent, for the first nine months of 2020, compared to the same periods in 2019.  These increases included $94.0 million and $105.1 million for the third quarter and first nine months of 2020, respectively, of average balances of loans acquired in the acquisition of Peoples, and $89.6 million and $52.5 million, respectively, of average balances of loans originated under the Paycheck Protection Program of the Small Business Administration (PPP). The increase in average loans outstanding for the third quarter and first nine months of 2020 compared to the same periods in 2019 excluding the acquisition of Peoples and the PPP was due primarily to growth in the commercial real estate and commercial business lending segments of the loan portfolio.  Average loan yields were lower for the third quarter and first nine months of 2020 compared to the same periods in 2019 due to repricing of variable rate loans, lower average yields on new lending, including PPP loans, and lower interest income on purchased credit impaired (PCI) loans.  The recognition of interest income on PCI loans is based on management’s expectation of future payments of principal and interest. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income in the first nine months of 2020 and 2019. Interest income recognized on PCI loans was $485,000 and $2.2 million for the third quarter and first nine months of 2020, respectively, compared to $985,000 and $2.7 million for the third quarter and first nine months of 2019, respectively.

C&F Bank’s total nonperforming assets were $2.4 million at September 30, 2020, compared to $2.6 million at December 31, 2019. Nonperforming assets at September 30, 2020 included $1.3 million in nonaccrual loans, compared to $1.5 million at December 31, 2019 and included $1.1 million in other real estate owned at both September 30, 2020 and December 31, 2019.  Nonaccrual loans were comprised primarily of residential mortgages and equity lines at September 30, 2020 and December 31, 2019.  The community banking segment recorded provision for loan losses of $1.5 million and $3.9 million in the third quarter and first nine months of 2020, respectively, primarily to add to reserves based on qualitative adjustments as a result of the COVID-19 pandemic and due to loan growth, compared to zero and $110,000 for the same periods in 2019.  As of September 30, 2020, compared to December 31, 2019, there have not been significant changes in the overall credit quality of the loan portfolio, although management believes the effects of PPP loans, payment deferrals and government stimulus may be delaying signs of credit deterioration. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there is further deterioration in economic conditions, additional provision may be required in future periods.  In evaluating the allowance for loan losses, the community banking segment considered its exposure to segments of the economy that we believe have been most sensitive to the impacts of the COVID-19 pandemic.  The following table presents balances of loans to borrowers in these sensitive industries at September 30, 2020, and the exposure of C&F Bank to those borrowers, which includes available credit:

	September 30, 2020
Dollars in thousands	Balance	Exposure
Apartments	$83,234	$102,220
Health care[1]	77,829	80,707
Commercial real estate - retail[2]	55,341	60,686
Restaurants	12,362	16,708
Fitness centers and recreation	11,563	12,217
Hospitality	4,094	17,820
	$244,423	$290,358

________________________

1	Includes primarily loans secured by medical office buildings and assisted living facilities.
2	Includes loans secured by commercial real estate used or being constructed for use in a retail business, a majority of which are leased to unrelated retail tenants.

Loan modifications offered to assist customers during the pandemic were offered on loans with aggregate balances of $103.6 million during the second and third quarters of 2020. These modifications included periods of interest-only payments and periods of complete payment deferral. As of September 30, 2020, loans comprising approximately 73 percent of the balance of loans modified have either resumed regular payments or have paid off.  Loans whose modification periods had not ended or had been extended as of September 30, 2020, including modifications offered to borrowers in the industries most sensitive to the impacts of the pandemic, are presented in the following table:

	September 30, 2020
Dollars in thousands	Number of Loans	Balance
Apartments	1	$1,037
Commercial real estate - retail	5	5,467
Fitness centers and recreation	3	8,478
Hospitality	2	3,398
Loans in COVID-19 sensitive industries	11	18,380
Other commercial	14	8,843
Consumer	11	1,073
Total loans	36	$28,296

C&F Bank expects certain cost savings resulting from the integration of Peoples to be realized by December 31, 2020, and a majority of those cost savings have been realized as of September 30, 2020.  Additionally, C&F Bank expects to realize annualized cost savings of approximately $220,000 in connection with the consolidation of its main office in West Point, VA.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $4.5 million for the third quarter of 2020, compared to net income of $1.2 million for the third quarter of 2019. For the first nine months of 2020, C&F Mortgage Corporation reported net income of $8.3 million, compared to net income of $3.0 million for the first nine months of 2019.

The increase in net income of the mortgage banking segment for the third quarter and first nine months of 2020 compared to the same periods in 2019 was due primarily to higher gains on sales of loans and mortgage banking fee income, resulting from record loan production and higher margins, higher fee income for providing mortgage origination functions to third parties and higher net interest income due to higher balances of loans held for sale.  Partially offsetting these factors were higher compensation expense, loan expense and data processing expense related to higher loan volume. Mortgage loan originations for the mortgage banking segment were $534.7 million and $1.24 billion for the third quarter and first nine months of 2020, respectively, compared to $286.9 million and $672.4 million for the third quarter and first nine months of 2019, respectively.  Loan production for the third quarter and first nine months of 2020 was the highest reported by the mortgage banking segment for any quarter and for the first nine months of any calendar year in the Corporation’s history.  Lower interest rates on mortgage loans have contributed to an increase in volume in the broader mortgage industry in the first nine months of 2020 compared to the same period in the prior year.  Mortgage loan originations for the mortgage banking segment during the third quarter of 2020 for refinancings and home purchases were $285.3 million and $249.4 million, respectively, compared to $93.4 million and $193.5 million, respectively, during the third quarter of 2019.  Mortgage loan originations for the mortgage banking segment during the first nine months of 2020 for refinancings and home purchases were $625.4 million and $618.0 million, respectively, compared to $147.1 million and $525.3 million, respectively, during the first nine months of 2019.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.6 million for the third quarter of 2020, compared to net income of $1.9 million for the third quarter of 2019.  For the first nine months of 2020, C&F Finance Company reported net income of $5.2 million, compared to net income of $5.1 million for the first nine months of 2019.

Favorable factors affecting net income of the consumer finance segment for the third quarter and first nine months of 2020 compared to the same periods in 2019 included a decrease in interest expense due to lower average cost of borrowings and lower net charge-offs, requiring less provision for loan losses to maintain the level of the allowance for loan losses. Unfavorable factors affecting net income of the consumer finance segment for the third quarter and first nine months of 2020 compared to the same periods in 2019 included lower interest income from loans, due primarily to lower average yields, and provision for loan losses in the third quarter and first nine months of 2020 to add to reserves based on qualitative adjustments as a result of the COVID-19 pandemic. The average yield on loans for the third quarter and first nine months of 2020 was lower compared to the same periods of 2019 due to continued competition in the non-prime automobile loan business, including the effect of a lower interest rate environment, and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The annualized net charge-off ratio for the first nine months of 2020 decreased to 1.56 percent from 2.91 percent for the first nine months of 2019. The decline reflects a lower number of charge-offs during 2020, due to improvement in loan performance, and lower losses per loan charged off as a result of a strong used car market.  Improvement in loan performance has resulted from C&F Finance Company continuing to purchase higher quality loans as well as borrowers benefitting from the government’s stimulus measures in response to the pandemic during 2020.  C&F Finance Company offers payment deferrals at times to non-prime automobile borrowers as a management technique to achieve higher ultimate cash collections.  C&F Finance Company offered a higher number of payment deferrals during the first and second quarters of 2020 to borrowers impacted by the pandemic, and as of September 30, 2020, most borrowers who received a deferral had resumed making payments and were current.  The average amount deferred on a monthly basis during the third quarter and first nine months of 2020 was 2.04 percent and 3.38 percent of non-prime automobile loans outstanding, compared to 1.90 percent and 1.91 percent during the same periods in 2019.  At September 30, 2020, total delinquent loans, which does not include loans that have been granted a payment deferral, as a percentage of total loans was 2.48 percent, compared to 4.17 percent at December 31, 2019 and 3.48 percent at September 30, 2019. The allowance for loan losses was $23.9 million, or 7.65 percent of total loans at September 30, 2020, compared to $21.8 million, or 6.96 percent of total loans at December 31, 2019. The increase in the level of the allowance for loan losses as a percentage of total loans reflects losses that management believes are probable as a result of the economic impacts of the COVID-19 pandemic.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there is further deterioration in economic conditions, additional provision may be required in future periods.

Merger Related Expenses.  In the third quarter of 2020, there were no merger related expenses recorded in connection with the acquisition of Peoples.  In the third quarter of 2019, the Corporation recorded merger related expenses of $409,000 ($389,000 after income taxes), of which $104,000 ($89,000 after income taxes) was allocated to the community banking segment and $305,000 ($300,000 after income taxes) was recorded as a holding company expense. For the first nine months of 2020, the Corporation recorded merger related expenses of $1.4 million ($1.1 million after income taxes), of which $1.3 million ($1.0 million after income taxes) was allocated to the community banking segment and $100,000 ($100,000 after income taxes) was recorded as a holding company expense, compared to $409,000 ($389,000 after income taxes) for the first nine months of 2019, of which $104,000 ($89,000 after income taxes) was allocated to the community banking segment and $305,000 ($300,000 after income taxes) was recorded as a holding company expense. As of September 30, 2020, the Corporation has recorded aggregate merger related expenses of $2.1 million ($1.8 million after income taxes) and expects that any further merger related expenses incurred in future periods will not be significant to the Corporation as a whole.

Issuance of Subordinated Notes.  On September 29, 2020, the Corporation completed the issuance of $20.0 million in aggregate principal amount of subordinated notes due in 2030 in a private placement transaction.  The subordinated notes will initially bear interest at a fixed rate of 4.875% for five years and at the three month SOFR plus 475.5 basis points thereafter.  These notes are included in Tier 2 capital of the Corporation, and the proceeds will be used for general corporate purposes and to support future growth opportunities.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 38 cents per share during the third quarter of 2020, which was paid on October 1, 2020.  This dividend represents a payout ratio of 20.4 percent of earnings per share for the third quarter of 2020.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In May 2019, the Board of Directors authorized a program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020. The Corporation had made aggregate common stock repurchases of $2.1 million under the share repurchase program when the program expired on May 31, 2020. The share repurchase program has not been renewed or extended at this time.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $30.95 per share on October 26, 2020.  At September 30, 2020, the book value of the Corporation was $51.64 per share and the tangible book value per share was $44.08.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures, below.

C&F Bank operates 31 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges, (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, including on asset quality, the allowance for loan losses, provision for loan losses and interest rates, future dividend payments, expected impacts of the Corporation’s acquisition of Peoples, strategic business initiatives and the anticipated effects thereof, including new facilities, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic,  including the steps the Corporation takes in response to COVID-19, the severity and duration of the pandemic, including whether there is a resurgence of COVID-19 infections, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (4) potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Corporation’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the Coronavirus Aid, Recovery, and Economic Security Act, (5) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to C&F Bank, (6) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (7) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (8) the value of securities held in the Corporation’s investment portfolios, (9) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (10) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (11) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (12) the level of indemnification losses related to mortgage loans sold, (13) demand for loan products, (14) deposit flows, (15) the strength of the Corporation’s counterparties and the economy in general, (16) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (17) demand for financial services in the Corporation’s market area, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the Corporation’s technology initiatives and other strategic initiatives, (22) the Corporation’s branch expansions and consolidations, (23) cyber threats, attacks or events, (24) expansion of C&F Bank’s product offerings, (25) accounting principles, policies and guidelines, and elections by the Corporation thereunder, and (26) the ability of the Corporation and C&F Bank to realize the anticipated benefits of the acquisition of Peoples. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

Financial Condition	9/30/2020	12/31/2019	9/30/2019
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$10,751	$144,285	$134,871
Investment securities - available for sale, at fair value	272,091	189,733	190,869
Loans held for sale, at fair value	274,851	90,500	98,357
Loans, net:
Community Banking segment	1,025,735	787,068	761,236
Mortgage Banking segment	5,679	4,044	2,582
Consumer Finance segment	288,086	291,206	291,502
Restricted stock, at cost	3,209	3,257	3,257
Total assets	2,080,851	1,657,432	1,619,381
Deposits	1,663,513	1,291,250	1,248,580
Repurchase agreements	20,168	16,360	16,859
Borrowings	133,106	144,810	144,801
Total equity	189,052	165,279	162,061

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*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2020	9/30/2019	9/30/2020	9/30/2019

	(unaudited)		(unaudited)
Interest income	$23,822	$23,992	$72,184	$71,219
Interest expense	2,977	3,769	10,482	10,724
Provision for loan losses:
Community Banking segment	1,500	-	3,900	110
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	1,800	1,800	5,650	5,895
Noninterest income:
Gains on sales of loans	9,706	3,205	17,987	8,296
Other	7,232	5,025	17,527	15,239
Noninterest expenses:
Salaries and employee benefits	15,767	11,730	40,938	35,132
Other	9,564	8,572	28,270	24,396
Income tax expense	2,234	1,466	4,158	3,999
Net income	6,918	4,885	14,300	14,498
Net income attributable to C&F Financial Corporation	6,793	4,880	14,117	14,494
Earnings per share - basic and diluted	1.86	1.42	3.87	4.19

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	22,537	22,260	67,699	65,514
Interest income on securities-FTE	1,417	1,412	4,298	4,528
Total interest income-FTE	23,986	24,132	72,679	71,673
Net interest income-FTE	21,009	20,363	62,197	60,949

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1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/2020	9/30/2019	9/30/2020	9/30/2019

	(unaudited)		(unaudited)
Net Income (Loss):
Community Banking	$1,143	$2,393	$1,781	$7,754
Mortgage Banking	4,450	1,210	8,314	2,959
Consumer Finance	1,601	1,901	5,169	5,135
Other	(276)	(619)	(964)	(1,350)

Mortgage loan originations - Mortgage Banking	534,683	286,861	1,243,314	672,442
Mortgage loans sold - Mortgage Banking	443,835	277,642	1,065,367	617,457

Paycheck Protection Loans (PPP) as of September 30, 2020
	Number of Loans	Outstanding
Below $50	847	$16,478
At least $50 and below $250	338	36,033
At least $250 and below $500	49	16,697
$500 and greater	23	20,613
	1,257	$89,821

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/2020	9/30/2019	9/30/2020	9/30/2019

	(unaudited)		(unaudited)
Interest-bearing deposits in other banks	$44,523	$94,625	$111,329	$100,495
Investment securities - available for sale, at amortized cost	249,226	194,116	227,651	204,040
Loans held for sale, at fair value	209,135	82,156	138,809	56,202
Loans:
Community Banking segment	1,022,175	778,503	981,100	774,642
Mortgage Banking segment	4,705	3,136	4,683	3,348
Consumer Finance segment	308,374	312,934	306,688	304,340
Restricted stock, at cost	3,209	3,257	3,275	3,254
Total earning assets	1,841,347	1,468,727	1,773,535	1,446,321
Total assets	1,992,244	1,566,302	1,931,968	1,542,055

Time, checking and savings deposits	1,181,667	925,421	1,162,549	919,765
Borrowings	99,097	160,340	133,477	159,963
Total interest-bearing liabilities	1,280,764	1,085,761	1,296,026	1,079,728
Noninterest-bearing demand deposits	478,232	286,211	408,876	275,269
Total equity	178,843	159,106	177,630	155,254

Asset Quality	9/30/2020	12/31/2019	9/30/2019
	(unaudited)	*	(unaudited)
Community Banking
Loans, excluding purchased and affiliate loans	$930,560	$770,423	$739,709
Purchased performing loans[1]	101,716	26,422	31,327
Purchased credit impaired loans[1]	7,574	705	578
Total loans	$1,039,850	$797,550	$771,614

Total nonaccrual loans[2]	$1,338	$1,512	$950
Other real estate owned (OREO)[3]	1,107	1,103	1,103
Total nonperforming assets	$2,445	$2,615	$2,053

Accruing loans past due for 90 days or more	$8	$109	$732

Troubled debt restructurings (TDRs)[2]	$3,946	$4,353	$4,528

Allowance for loan losses (ALL)	$14,398	$10,482	$10,378
Nonperforming assets to loans and OREO	0.23%	0.33%	0.27%
ALL to total loans, excluding purchased credit impaired loans[4]	1.39%	1.32%	1.35%
ALL to total loans, excluding purchased loans and PPP loans	1.71	1.36	1.40
ALL to total nonaccrual loans	1,076.08%	693.25%	1,092.42%
Annualized net (recoveries) charge-offs to average loans	(0.01)%	0.04%	0.03%

Mortgage Banking
Nonaccrual loans	$32	$372	$34
Total Loans	$6,560	$4,642	$3,180
ALL	$598	$598	$598
Nonperforming loans to total loans	0.49%	8.01%	1.07%
ALL to loans	9.12%	12.88%	18.81%

Consumer Finance
Nonaccrual loans	$282	$611	$527
Repossessed automobiles available for sale	$178	$410	$369
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$311,946	$312,999	$313,744
ALL	$23,860	$21,793	$22,242
Nonaccrual loans to total loans	0.09%	0.20%	0.17%
ALL to total loans	7.65%	6.96%	7.09%
Annualized net charge-offs to average total loans	1.56%	3.05%	2.91%

________________________

*	Derived from audited consolidated financial statements.
1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $2.1 million at 9/30/20, $1.4 million at 12/31/19 and $1.6 million at 9/30/19. The remaining discount for purchased credit impaired loans was $10.3 million at 9/30/20, $5.6 million at 12/31/19 and $6.1 million at 9/30/19. The change in remaining discount since 12/31/19 is due primarily to the acquisition of Peoples.
2	Total nonaccrual loans include nonaccrual TDRs of $521,000 at 9/30/20, $254,000 at 12/31/19 and $256,000 at 9/30/19.
3	Includes $835,000 at both 9/30/20 and 12/31/19 related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
4	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Nine Months Ended
Other Performance Data	9/30/2020	9/30/2019	9/30/2020	9/30/2019

	(unaudited)		(unaudited)
Annualized return on average assets	1.39%	1.25%	0.99%	1.25%
Annualized return on average equity	15.47%	12.28%	10.73%	12.45%
Annualized net interest margin	4.54%	5.50%	4.68%	5.63%
Dividends declared per share	$0.38	$0.37	$1.14	$1.11
Weighted average shares outstanding - basic and diluted	3,648,515	3,430,298	3,646,951	3,459,191

Market Ratios	9/30/2020	12/31/2019
	(unaudited)	*
Market value per share	$29.70	$55.33
Book value per share	$51.64	$48.07
Price to book value ratio	0.58	1.15
Tangible book value per share[1]	$44.08	$43.61
Price to tangible book value ratio[1]	0.67	1.27
Price to earnings ratio (ttm)	5.78	10.13

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	9/30/2020	12/31/2019	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	14.9%	14.9%	8.0%
Tier 1 capital (to risk-weighted assets)	12.1%	13.6%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	10.5%	11.7%	4.5%
Tier 1 capital (to average assets)	9.7%	11.1%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	13.3%	14.0%	8.0%
Tier 1 capital (to risk-weighted assets)	12.0%	12.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	12.0%	12.8%	4.5%
Tier 1 capital (to average assets)	9.7%	10.3%	4.0%

________________________

*	Derived from audited consolidated financial statements.
[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at September 30, 2020 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2019 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(dollars in thousands, except for per share data)

	For The		For The
	Quarter Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019

Adjusted Net Income and Earnings Per Share	(unaudited)		(unaudited)
Net income, as reported	$6,918	$4,885	$14,300	$14,498
Merger related expenses[1]	-	389	1,132	389
Branch consolidation[1]	-	-	222	-
Change in tax law	(23)	-	(326)	-
Adjusted net income	$6,895	$5,274	$15,328	$14,887

Weighted average shares - basic and diluted	3,648,515	3,430,298	3,646,951	3,459,191

Earnings per share - basic and diluted, as reported	$1.86	$1.42	$3.87	$4.19
Merger related expenses	-	0.12	0.31	0.11
Branch consolidation	-	-	0.06	-
Change in tax law	(0.01)	-	(0.09)	-
Adjusted earnings per share - basic and diluted	$1.85	$1.54	$4.15	$4.30

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$178,843	$159,106	$177,630	$155,254

Annualized ROE, as reported	15.47%	12.28%	10.73%	12.45%
Adjusted annualized ROE	15.42%	13.26%	11.50%	12.78%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$1,992,244	$1,566,302	$1,931,968	$1,542,055

Annualized ROA, as reported	1.39%	1.25%	0.99%	1.25%
Adjusted annualized ROA	1.38%	1.35%	1.06%	1.29%

Fully Taxable Equivalent Net Interest Income[2]
Interest income on loans	$22,506	$22,254	$67,607	$65,497
FTE adjustment	31	6	92	17
FTE interest income on loans	$22,537	$22,260	$67,699	$65,514

Interest income on securities	$1,284	$1,278	$3,895	$4,091
FTE adjustment	133	134	403	437
FTE interest income on securities	$1,417	$1,412	$4,298	$4,528

Total interest income	$23,822	$23,992	$72,184	$71,219
FTE adjustment	164	140	495	454
FTE interest income	$23,986	$24,132	$72,679	$71,673

Net interest income	$20,845	$20,223	$61,702	$60,495
FTE adjustment	164	140	495	454
FTE net interest income	$21,009	$20,363	$62,197	$60,949

________________________

1	Merger related expenses are net of related income taxes of $264,000 for the nine months ended September 30, 2020, and $20,000 for both the three and nine months ended September 30, 2019. Branch consolidation charges are net of related income taxes of $59,000 for the nine months ended September 30, 2020.
2	Assuming a tax rate of 21%.

	9/30/2020	12/31/2019
Tangible Book Value Per Share	(unaudited)	*
Equity attributable to C&F Financial Corporation	$188,388	$164,798
Less goodwill	25,191	14,425
Less other intangible assets	2,374	912
Tangible equity attributable to C&F Financial Corporation	$160,823	$149,461

Shares outstanding	3,647,898	3,438,126

Book value per share	$51.64	$48.07
Tangible book value per share	$44.08	$43.61

________________________

*	Derived from audited consolidated financial statements.